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                                                                      EXHIBIT 5

                                   LAW OFFICES

                                 JOEL BERNSTEIN

                                                       AREA CODE (305)
                                                    ---------------------------
P. O. Box 330072                                    Telephone: 751-3008
Miami, FL  33233                                    Facsimile: 751-4928





July 24, 1997



Call Now, Inc.
P.O.Box 531399
Miami Shores, FL 33153

Gentlemen:

I have acted as special counsel to Call Now, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 14,544 shares of Common Stock. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the preparation of the above-referenced Registration Statement.

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authorized by the corporation and, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.



                                             Yours very truly,


                                             /s/ JOEL BERNSTEIN
                                             ---------------------------------
                                             Joel Bernstein


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